CR-172

Certificate of Change of Name of a Limited Liability Company

I, **Melanie E. Rivers**, Assistant Registrar of Limited Liability Companies in and for the Cayman Islands DO HEREBY CERTIFY, that the name of the Limited Liability Company duly registered as

Helicopter Company I LLC

having by certificate of amendment dated 8th day of February Two Thousand Seventeen has changed its name and is now registered under the name of

CHC Group LLC

Given under my hand and Seal at George Town in the Island of Grand Cayman this 8th day of February Two Thousand Seventeen

REGISTRAR OF LIMITED LIABILITY COMPANIES
CAYMAN ISLANDS

Assistant Registrar of Limited Liability Companies Cayman Islands

Authorisation Code : 519648983632
www.verify.gov.ky
08 February 2017